 Exhibit 99.1

AzurRx BioPharma and Mayoly-Spindler Announce Additional Positive Interim Data for MS1819-SD Phase II in Exocrine Pancreatic Insufficiency (EPI)

BROOKLYN, N.Y., April 23, 2018 (GLOBE NEWSWIRE) -- AzurRx BioPharma Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), today provided an update on the first nine treated patients in its ongoing Phase IIa trial of MS1819-SD, a recombinant lipase, for the treatment of exocrine pancreatic insufficiency (EPI) caused by chronic pancreatitis.

The Company observed both clinical activity and a clear dose response, where the highest MS1819-SD dose cohort continued to show greater than 21% improvement in CFA (coefficient of fat absorption) in evaluable patients.  Additionally, maximal absolute CFA response to treatment was up to 57%, with an inverse relationship to baseline CFA. Favorable trends were also observed on other evaluated endpoints, such as Bristol stool scale, number of daily evacuations and weight of stool, and these were consistent with the CFA results.

With regard to safety, no serious adverse events or notable mild to moderate events have been reported in the open-label, ascending dose Phase IIa trial.  Other markers relating to nutritional status including patients’ plasma albumen were unchanged with treatment.  Similarly, fecal nitrogen assessments and nitrogen output showed favorable trends.

“We remain encouraged by this Phase IIa data as the results continue to be consistently positive on both the intent to treat and per protocol groups” said Thijs Spoor, CEO of AzurRx BioPharma.  “The data further confirms the activity of MS1819-SD and demonstrate its dose response characteristics.  Additionally, secondary efficacy endpoints are consistently aligning with the CFA data and the safety profile of MS1819-SD remains favorable.”

Phase IIa Study

The open-label, dose escalation Phase IIa study is being conducted in France, Australia, and New Zealand and has been designed to enroll 12-15 patients with EPI caused by chronic pancreatitis.

The primary objective of the Phase IIa study is to investigate the safety of escalating doses of MS1819-SD in patients with chronic pancreatitis. The secondary objective is to investigate the efficacy of MS1819-SD in these patients by analysis of the coefficient of fat absorption and its change from baseline. Safety is being assessed at the end of each treatment period with particular attention paid to immunoallergic effects, digestive symptoms and clinical laboratory tests.

About MS1819, a Recombinant Lipase

MS1819, a recombinant lipase derived from the yeast Yarrowia Lipolytica, is in development for the treatment of exocrine pancreatic insufficiency (EPI) associated with chronic pancreatitis (CP) and cystic fibrosis (CF).  Early Phase Ib data in EPI patients treated with MS1819 showed a favorable safety profile and encouraging preliminary signals of efficacy.

There are approximately 100,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by CF according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills. The U.S. market for such EPI porcine replacement therapy pills in 2016 was estimated to be approximately $1.2 billion in the U.S. and over $1.5 billion globally according to IMS data and Wall Street estimates.

AzurRx and Laboratoires Mayoly Spindler are party to a joint research and development agreement and are collaborating on the development of a yeast derived recombinant lipase for the oral treatment of Exocrine pancreatic insufficiency (EPI).  Under terms of their partnership agreement, AzurRx has marketing rights for the recombinant Lipase in various geographies, including exclusive rights for North America.

About AzurRx BioPharma, Inc.:

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the company can be found at www.azurrx.com

About Laboratoires Mayoly Spindler, SAS

Mayoly Spindler is a French, independent, family-owned pharmaceutical company, active in research, development, manufacturing, registration and marketing of pharmaceuticals and dermo-cosmetics in more than 70 countries. The company aims to become a global reference in gastroenterology and dermocosmetics. Mayoly Spindler is headquartered in the Paris area of France and employs 900 people worldwide.

Mayoly Spindler website address: www.mayoly-spindler.com

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigations Reform Act of 1995. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

For more Information:

AzurRx BioPharma, Inc.
760 Parkside Avenue, Suite 304
Brooklyn, NY 11226
Phone: 646-699-7855
www.azurrx.com
info@azurrx.com

IR contact:
LifeSci Advisors, LLC.
Hans Vitzthum, Managing Director
250 West 55th Street - Suite 16B
New York, NY 10019
Phone: 212-915-2568
www.lifesciadvisors.com
hans@lifesciadvisors.com